Free Writing Prospectus

Dated January 20, 2021

Filed Pursuant to Rule 433(d)

Registration No. 333-228379

Registration No. 333-228379-09

*PRICING DETAILS* $1.5Bn CarMax (CARMX 2021-1) Prime Auto ABS

Joint Bookrunners: MUFG (str), Barclays, Credit Suisse, J.P. Morgan

Co-Managers: Mizuho, Scotia, SMBC, TD

-ANTICIPATED CAPITAL STRUCTURE-

CLS SIZE(mm)		WAL*	S/F**	BENCH	Sprd	Yld(%)	Cpn(%)	Price

A-1	255.000	0.25	A-1+/F1+	iLib	-5	0.17238	0.17238	100.00000
A-2a	441.500	1.07	AAA/AAA	EDSF	+3	0.221	0.22	99.99904
A-2b	50.000	1.07	AAA/AAA	1mL	+3	1mL+0.03%		100.00000
A-3	522.500	2.56	AAA/AAA	iSwp	+11	0.348	0.34	99.98024
A-4	136.950	3.88	AAA/AAA	iSwp	+16	0.532	0.53	99.99458
B	45.100	4.05	AA+/AA	iSwp	+35	0.743	0.74	99.99262
C	28.600	4.05	A+/A	iSwp	+55	0.943	0.94	99.99543
D	20.350	4.05	BBB+/BBB	iSwp	+90	1.293	1.28	99.96242

* Pricing Speed: 1.30% ABS to 10% clean-up call

** Anticipated Ratings

-TRANSACTION DETAILS-

Expected Timing : PRICED

Offered Size : Upsized to $1.5Bn

Registration : SEC Registered

ERISA Eligible : Yes

Min Denoms : $5k x $1k

RR Compliance : US – Yes, EU – No

Expected Ratings : S&P/Fitch

Bloomberg Ticker : CARMX 2021-1

Exp Settlement : 1/27/2021

First Pay : 2/16/2021

B&D : MUFG

-MARKETING MATERIALS-

Preliminary Prospectus, Ratings FWP and CDI File (attached)

IntexNet Dealname mitcaot_2021-1 Password U94U

DealRoadshow: www.dealroadshow.com Password CARMX211

-IDENTIFIERS-

A1 CUSIP: 14316NAA7 | ISIN: US14316NAA72

A2A CUSIP: 14316NAB5 | ISIN: US14316NAB55

A2B CUSIP: 14316NAH2 | ISIN: US14316NAH26

A3 CUSIP: 14316NAC3 | ISIN: US14316NAC39

A4 CUSIP: 14316NAD1 | ISIN: US14316NAD12

B CUSIP: 14316NAE9 | ISIN: US14316NAE94

C CUSIP: 14316NAF6 | ISIN: US14316NAF69

D CUSIP: 14316NAG4 | ISIN: US14316NAG43

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.